Exhibit 21.1

Subsidiaries

China Auto Logistics Inc. (a Nevada Company)

Ever Auspicious International Limited (a Hong Kong company) (100%)

Tianjin Seashore New District Shisheng Business Trading Group Co. Ltd. (a Chinese company) (100%)

Tianjin Hengjia Port Logistics Corp. (a Chinese company) (98%)

Tianjin Ganghui Information Technology Corp. (a Chinese company) (98%)

Tianjin Zhengji International Trading Corp. (a Chinese company) (98%)

Chongqing Qizhong Technology Co., Ltd. (a Chinese company) (100%)

Beijing Goodcar Technology Development Co., Ltd. (a Chinese company) (100%)

Xiamen Goodcar Network Technology Co., Ltd. (a Chinese company) (100%)

Wuhan Youlu Network Technology Co., Ltd. (a Chinese company) (100%)

Chengdu Haoche Technology Development Co., Ltd. (a Chinese company) (100%)

Tianjin Goodcar Technology Development Co., Ltd. (a Chinese company) (100%)

Chongqing Kaizhi Technology Co., Ltd. (a Chinese company) (100%)